Exhibit 99

n e w s r e l e a s e	Humana Inc. 500 West Main Street P.O. Box 1438 Louisville, KY 40201-1438 http://www.humana.com

FOR MORE INFORMATION CONTACT: Regina Nethery Humana Investor Relations (502) 580-3644 e-mail: Rnethery@humana.com Tom Noland Humana Corporate Communications (502) 580-3674 e-mail: Tnoland@humana.com

Humana Reports Detailed Second Quarter 2007 Financial Results

•	Full year EPS expected to grow more than 50 percent in 2007
•	Lower administrative costs primarily from efficiency and productivity gains
•	Improving medical expense ratios in both segments
•	GAAP cash flows from operations up 33 percent year to date
•	Non-GAAP cash flows from operations up 71 percent year to date

LOUISVILLE, KY (July 30, 2007) – Humana Inc. (NYSE: HUM) today reported financial results for the quarter ended June 30, 2007 (2Q07) including diluted earnings per common share (EPS) of $1.28, as announced in the company’s July 18, 2007 press release.  The company earned $0.53 per share for the quarter ended June 30, 2006 (2Q06).  The year-over-year improvement in second quarter results reflected higher operating earnings in both of the company’s business segments, primarily driven by efficiency gains in its consolidated administrative costs as well as medical expense ratio improvement.

As also announced on July 18, 2007, the company estimates EPS for the year ending December 31, 2007 (FY07E) will be in the range of $4.40 to $4.50 versus $2.90 for the year ended December 31, 2006 (FY06).

“An across-the-board focus on operational excellence led to an extremely strong second quarter,” said Michael B. McCallister, Humana's president and chief executive officer. “These same dynamics are expected to fuel Humana’s performance for the remainder of the year and position us well for growth into the future.”

For the six months ended June 30, 2007 (1H07) the company reported $1.70 in EPS compared to $1.03 for the six months ended June 30, 2006 (1H06).  Results for 1H06 included approximately $0.19 per share of venture capital gains that did not recur in 1H07.  The year-over-year increase in 1H07 financial results was primarily due to better operating performance in both business segments.

Revenues– 2Q07 consolidated revenues rose 19 percent to $6.43 billion from $5.41 billion in 2Q06, with total premium and administrative services fees up 18 percent compared to the prior year’s quarter. This year-over-year increase was primarily driven by higher average Medicare membership versus 2Q06.

1H07 consolidated revenues rose 25 percent to $12.63 billion from $10.11 billion in 1H06 with total premium and administrative services fees up 25 percent compared to the prior year’s period, also primarily driven by higher average enrollment in the company’s Medicare plans.

Medical costs– The 2Q07 consolidated medical expense ratio (medical expenses as a percent of premium revenues or MER) of 83.4 percent was 170 basis points lower than the 2Q06 MER of 85.1 percent as a result of MER improvement in both the Government and Commercial segments.

The consolidated MER for 1H07 of 85.1 percent was 70 basis points higher than the 1H06 consolidated MER of 84.4 percent, as the year-over-year increase in the Government Segment MER resulting from the Medicare Part D claims pattern outweighed the improvement in the Commercial Segment MER.

Selling, general, & administrative (SG&A) expenses– The 2Q07 consolidated SG&A expense ratio (SG&A expenses as a percent of premiums, administrative services fees and other revenue) decreased 70 basis points to 13.0 percent for 2Q07 from 13.7 percent in 2Q06.  The year-over-year decline was primarily the result of improving administrative cost efficiency and productivity gains associated with servicing the company’s 11.3 million medical members.

The SG&A expense ratio for 1H07 of 13.2 percent was 160 basis points lower than that for 1H06 of 14.8 percent also primarily driven by efficiency and productivity gains.

Government Segment Results Summary

Pretax results:
•
Government Segment pretax earnings were $288.8 million in 2Q07 compared to $98.0 million in 2Q06.  As expected, this primarily reflects a more normal MER pattern for the Part D benefit for 2007 as well as administrative cost efficiency associated with higher average Medicare medical membership.  The extended enrollment period for this benefit during 2006 distorted the claims pattern associated with the beneficiaries’ progression through the Part D benefit stages in the prior year.

•
For 1H07, pretax earnings for the Government Segment of $306.7 million increased by $187.1 million, or 157 percent versus 1H06 pretax earnings for the segment of $119.6 million, primarily reflecting the same factors impacting the year-over-year comparison for the second quarter.

Enrollment:
•
Medicare Advantage membership grew to 1,133,700 at June 30, 2007, an increase of 173,900, or 18 percent, from June 30, 2006 and 20,300, or 2 percent, from March 31, 2007.  Average Medicare Advantage membership for 2Q07 was up 28 percent compared to that for 2Q06.  The company’s expanded participation in various Medicare products and markets combined with the company’s increased sales and marketing efforts for these programs led to the higher membership level both year over year and sequentially.

•
Membership in the company’s stand-alone Prescription Drug Plans (PDPs) totaled 3,440,100 at June 30, 2007 compared to 3,458,800 at June 30, 2006 and 3,473,700 at March 31, 2007.  Average stand-alone PDP membership was 21 percent higher in 2Q07 than 2Q06.

•	TRICARE membership of 2,868,200 at June 30, 2007 was essentially unchanged from both June 30, 2006 and March 31, 2007.
•
Medicaid membership of 567,600 at June 30, 2007 increased 149,100 from June 30, 2006 due primarily to the award of a new Puerto Rico regional ASO contract during the fourth quarter of 2006, partially offset by eligible Puerto Rico Medicaid members choosing to move into the Medicare Advantage program.

Premiums and administrative services fees:
•	Medicare Advantage premiums of $2.80 billion in 2Q07 increased 33 percent compared to $2.11 billion in 2Q06, primarily the result of higher average membership.
•	Medicare stand-alone Part D premiums of $1.05 billion in 2Q07 increased 31 percent compared to $801.8 million in 2Q06, primarily the result of higher average membership.
•	TRICARE premiums and administrative services fees during 2Q07 increased $71.8 million to $740.6 million compared to $668.8 million in 2Q06.

Medical Expenses:
•
The Government Segment MER decreased 170 basis points to 84.3 percent in 2Q07 compared to 86.0 percent in the prior year’s quarter.  This decrease reflects a more normalized MER pattern for the Medicare Part D benefit for 2007.  The extended enrollment period for this benefit during the prior year distorted the claims pattern associated with the beneficiaries’ progression through the Part D benefit stages in 2006.

SG&A Expenses:
•
The Government Segment’s SG&A expense ratio for 2Q07 of 10.0 percent was 150 basis points lower than that for 2Q06 of 11.5 percent primarily driven by efficiency and productivity gains associated with servicing higher average Medicare membership.  The 2Q07 SG&A expense ratio was approximately 30 basis points lower than previously expected primarily due to improving staffing metrics and enhanced processes associated with servicing its Medicare business.

Commercial Segment Results Summary

Pretax results:
•
Commercial Segment pretax earnings were $50.8 million in 2Q07 compared to $42.3 million in 2Q06. Commercial Segment operating earnings in 2Q07 continue to reflect the company’s commitment to underwriting discipline and strategic growth in select lines of business.

•
For 1H07, pretax earnings for the Commercial Segment of $145.2 million were $6.8 million, or 5 percent lower than 1H06 pretax earnings for the segment of $152.0 million as a result of a $45.3 million pretax gain associated with the sale of a venture capital investment that occurred in 1Q06.

Enrollment:
•	Commercial Segment medical membership of 3,278,700 at June 30, 2007 was essentially unchanged from both June 30, 2006 and March 31, 2007.
•
Membership in the company’s Smart plans and other consumer offerings grew to 480,900 at June 30, 2007, an increase of 64,500, or 15 percent, from June 30, 2006 and 9,600, or 2 percent, from March 31, 2007. Medical members in these products comprise approximately 15 percent of Commercial medical membership at June 30, 2007 and March 31, 2007 compared to 13 percent at June 30, 2006.

Premiums and administrative services fees:
•
Premiums and administrative services fees for the Commercial Segment decreased 3 percent to $1.59 billion in 2Q07 compared to $1.64 billion in the prior year’s quarter, primarily due to lower average commercial fully-insured membership, down 8 percent year over year, as well as a shift in business mix from fully-insured to ASO enrollment.

•	Commercial Segment medical premiums for fully-insured groups increased approximately 5 percent on a per-member basis during 2Q07 compared to 2Q06.

Medical Expenses:
•
In 2Q07, the Commercial Segment MER of 80.7 percent was 220 basis points lower than the 2Q06 MER of 82.9 percent, primarily reflecting improving medical cost utilization trends and the company’s continued commitment to underwriting discipline.

SG&A Expenses:
•
The Commercial Segment SG&A expense ratio of 21.8 percent for 2Q07 compares to 18.7 percent in 2Q06, primarily the combined result of higher average ASO membership and administrative costs associated with increased business for the company’s mail order pharmacy.  Average ASO membership increased 8 percent versus the prior year’s quarter.

Balance Sheet

•
Cash and cash equivalents of $3.72 billion increased $26.7 million or 1 percent sequentially.  The early receipt of the April Medicare premium from the Centers for Medicare and Medicaid Services (CMS) during 1Q07 was essentially offset by the early receipt of the July Medicare premium from CMS during 2Q07.

•	Parent company cash and investments decreased to $419.3 million at June 30, 2007 from $424.4 million at December 31, 2006.
•	Unearned revenues of $1.36 billion increased 2 percent from the March 31, 2007 balance of $1.33 billion also due to the timing of the receipts of Medicare premiums from CMS.
•	Debt-to-total capitalization at June 30, 2007 was 26.1 percent, down 350 basis points from March 31, 2007 due primarily to the repayment of 1Q07 borrowings against the company’s credit facility.
•
The company’s working capital at June 30, 2007 included approximately $690.2 million in net Part D risk-share payables to CMS associated with the company’s Medicare Advantage and stand-alone PDP offerings.  Approximately $728.1 million of this net liability related to Part D plan offerings for the year ended December 31, 2006.

•	Days in claims payable excluding the impact of Medicare stand-alone PDPs were up slightly to 62.4 days at June 30, 2007 from 62.0 days at March 31, 2007.

Cash Flows from Operations

Cash flows provided by operations for 2Q07 of $477.3 million compared to cash provided by operations of $534.9 million in 2Q06.

Cash flows from operations ($ in millions)	2Q07	2Q06	1H07	1H06
Cash flows provided by operations in accordance with Generally Accepted Accounting Principles (GAAP)	$477.3	$534.9	$2,051.7	$1,542.8
Timing of premium payment from CMS(a)	(45.6)	(257.2)	(1,175.3)	(1,031.7)
Non-GAAP cash flows provided by operations(a)(b)	$431.7	$277.7	$876.4	$511.1

The company also evaluates operating cash flows on a non-GAAP basis(a)(b).  Non-GAAP cash flows provided by operations rose to $431.7 million(a)(b) in 2Q07 from $277.7 million(a)(b) in 2Q06 driven primarily by growth in the company’s Medicare operations.

Footnotes

(a)
When reviewing and analyzing Humana’s operating cash flows, company management applies the CMS premium payment in each month to match the corresponding disbursements.  To do otherwise distorts meaningful analysis of the company’s operating cash flow.  Therefore, decisions such as management’s forecasting and business plans regarding cash flow use this non-GAAP financial measure.

(b)
The company believes that this non-GAAP measure, when presented in conjunction with the comparable GAAP measure, is useful to both management and its investors in analyzing the company's ongoing business and operating performance.  Internally, management uses this non-GAAP financial measure as an indicator of business performance, as well as for operational planning and decision making purposes.  Non-GAAP financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

Conference Call & Virtual Slide Presentation

Humana will host a conference call, as well as a virtual slide presentation, at 9:00 a.m. eastern time today to discuss its financial results for the quarter and the company’s expectations for future earnings.  A live virtual presentation (audio with slides) may be accessed via Humana’s Investor Relations page at www.humana.com. The company suggests web participants sign on approximately 15 minutes in advance of the call. The company also suggests web participants visit the site well in advance of the call to run a system test and to download any free software needed to view the presentation.

All parties interested in the audio-only portion of the conference call are invited to dial 888-625-7430.  No password is required.  The company suggests participants dial in approximately ten minutes in advance of the call.  For those unable to participate in the live event, the virtual presentation archive may be accessed via the Historical Webcasts & Presentations section of the Investor Relations page at www.humana.com.

Cautionary Statement

This news release contains statements and earnings guidance points that are forward-looking.  The forward-looking items herein are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking items may be significantly impacted by certain risks and uncertainties described in the following documents filed by Humana with the Securities and Exchange Commission

•	Form 10-K for the year ended December, 31, 2006,
•	Form 10-Q for the quarter ended March 31, 2007,
•	Form 8-Ks filed during 2007.

About Humana

Humana Inc., headquartered in Louisville, Kentucky, is one of the nation’s largest publicly traded health benefits companies, with approximately 11.3 million medical members. Humana offers a diversified portfolio of health insurance products and related services – through traditional and consumer-choice plans – to employer groups, government-sponsored plans, and individuals.

Over its 46-year history, Humana has consistently seized opportunities to meet changing customer needs. Today, the company is a leader in consumer engagement, providing guidance that leads to lower costs and a better health plan experience throughout its diversified customer portfolio.

More information regarding Humana is available to investors via the Investor Relations page of the company’s web site at www.humana.com, including copies of:
•	Annual reports to stockholders;
•	Securities and Exchange Commission filings;
•	Most recent investor conference presentations;
•	Quarterly earnings news releases;
•	Replay of most recent earnings release conference calls;
•	Calendar of events (includes upcoming earnings conference call dates and times, as well as planned interaction with research analysts and institutional investors);
•	Corporate Governance information.

Humana Inc.

Guidance Points as of July 30, 2007	For the year ending December 31, 2007 (in accordance with Generally Accepted Accounting Principles)	Comments
Diluted earnings per common share (EPS)	Full year 2007: $4.40 to $4.50 3Q07: $1.45 to $1.50
Revenues
Consolidated revenues: $24.5 billion to $25.5 billion;

Premiums and ASO fees:
Medicare Advantage:  $10.5 billion to $11.0 billion;
Medicare stand-alone PDPs:  Approximately $3.5 billion;
TRICARE:  Approximately $3.0 billion;
Commercial:  $6.5 billion to $7.0 billion;

Investment income: $290 million to $300 million;

	Other revenue: $150 million to $155 million	Other revenue primarily relates to revenues associated with the company’s mail order pharmacy; related administrative costs are in SG&A expenses
Ending medical membership (fully-insured and ASO combined)
Medicare Advantage: 1,120,000 to 1,130,000;

Medicare stand-alone PDPs: 3.4 million to 3.5 million;

TRICARE: No material change from prior year;

Medicaid:  Down approximately 10,000;

Commercial: Up approximately 50,000 to 75,000 from prior year

Guidance Points as of July 30, 2007	For the year ending December 31, 2007 (in accordance with Generally Accepted Accounting Principles)	Comments
Medical costs	Total Medicare products: MER in the range of 82.5% to 83.5%;	Medicare Advantage and stand-alone PDP combined
Commercial fully-insured groups: Medical cost trends in the range of 4.5% to 5.0%; premium yields in line with medical cost trends
2007 secular Commercial medical cost trend components as follows:  inpatient hospital utilization – flat to 1 percent; inpatient and outpatient hospital rates – mid to upper single digits; outpatient hospital utilization – low to mid single digits; physician – mid single digits; and pharmacy – low double digits.

Selling, general & administrative expenses	Consolidated SG&A expense ratio of 13% to 14%	SG&A expenses as a percent of premiums, administrative costs, and other revenue
Depreciation & amortization	Approximately $185 million
Interest expense	Approximately $70 million
Pretax results	Total Medicare products: Approximately 5% pretax margin; TRICARE: Approximately 3.5% pretax margin;	Medicare Advantage and stand-alone PDP combined
	Commercial Segment: $230 million to $240 million	Includes no material benefit from venture capital gains
Cash flows from operations	$1.2 billion to $1.5 billion	Includes accrual for estimated 2007 Part D risk-share payable in the range of zero to $200 million
Capital expenditures	Approximately $220 million
Effective tax rate	Approximately 36% to 37%
Shares used in computing EPS	Approximately 171 million

Humana Inc.
Statistical Schedules
And
Supplementary Information
2Q07 Earnings Release

Humana Inc.
Statistical Schedules and Supplementary Information
2Q07 Earnings Release

Contents

Page	Description

S-3-4	Consolidated Statements of Income
S-5	Consolidated Balance Sheets
S-6-7	Consolidated Statements of Cash Flows
S-8	Key Income Statement Ratios and Segment Operating Results
S-9	Membership Detail
S-10-11	Premiums and Administrative Services Fees Detail
S-12	Percentage of Ending Membership under Capitation Arrangements
S-13-15	Medical Claims Reserves
S-16	Footnotes

Humana Inc.
Consolidated Statements of Income
In thousands, except per common share results

	Three Months Ended June 30,
			Dollar	Percentage
	2007	2006	Change	Change
Revenues:
Premiums	$6,223,250	$5,264,475	$958,775	18.2%
Administrative services fees	97,093	83,711	13,382	16.0%
Investment income	72,052	50,567	21,485	42.5%
Other revenue	34,402	8,416	25,986	308.8%
Total revenues	6,426,797	5,407,169	1,019,628	18.9%
Operating expenses:
Medical	5,190,418	4,479,501	710,917	15.9%
Selling, general and administrative	826,459	733,863	92,596	12.6%
Depreciation	48,820	31,613	17,207	54.4%
Other intangible amortization	5,444	4,983	461	9.3%
Total operating expenses	6,071,141	5,249,960	821,181	15.6%
Income from operations	355,656	157,209	198,447	126.2%
Interest expense	16,066	16,887	(821)	-4.9%
Income before income taxes	339,590	140,322	199,268	142.0%
Provision for income taxes	122,744	50,833	71,911	141.5%
Net income	$216,846	$89,489	$127,357	142.3%

Basic earnings per common share	$1.30	$0.55	$0.75	136.4%
Diluted earnings per common share	$1.28	$0.53	$0.75	141.5%

Shares used in computing basic earnings per common share	166,614	163,706
Shares used in computing diluted earnings per common share	169,596	167,536

Humana Inc.
Consolidated Statements of Income
In thousands, except per common share results

	Six Months Ended June 30,
			Dollar	Percentage
	2007	2006	Change	Change
Revenues:
Premiums	$12,227,813	$9,785,961	$2,441,852	25.0%
Administrative services fees	192,957	162,389	30,568	18.8%
Investment income	145,579	149,469	(3,890)	-2.6%
Other revenue	65,261	13,715	51,546	375.8%
Total revenues	12,631,610	10,111,534	2,520,076	24.9%
Operating expenses:
Medical	10,404,418	8,263,427	2,140,991	25.9%
Selling, general and administrative	1,647,069	1,474,749	172,320	11.7%
Depreciation	84,329	61,465	22,864	37.2%
Other intangible amortization	9,999	10,037	(38)	-0.4%
Total operating expenses	12,145,815	9,809,678	2,336,137	23.8%
Income from operations	485,795	301,856	183,939	60.9%
Interest expense	33,984	30,326	3,658	12.1%
Income before income taxes	451,811	271,530	180,281	66.4%
Provision for income taxes	163,724	98,326	65,398	66.5%
Net income	$288,087	$173,204	$114,883	66.3%

Basic earnings per common share	$1.73	$1.06	$0.67	63.2%
Diluted earnings per common share	$1.70	$1.03	$0.67	65.0%

Shares used in computing basic earnings per common share	166,213	163,411
Shares used in computing diluted earnings per common share	169,276	167,430

Humana Inc.
Consolidated Balance Sheets
Dollars in thousands, except share amounts
	June 30,	March 31,	December 31,	Sequential Change
	2007	2007	2006	Dollar	Percent
Assets
Current assets:
Cash and cash equivalents	$3,720,769	$3,694,059	$1,740,304
Investment securities	3,323,536	3,154,920	3,192,273
Receivables, net:
Premiums	685,479	826,314	667,657
Administrative services fees	12,074	10,806	13,284
Securities lending collateral	1,346,065	1,049,195	627,990
Other	1,318,003	1,135,298	1,091,465
Total current assets	10,405,926	9,870,592	7,332,973	$535,334	5.4%
Property and equipment, net	569,412	571,405	545,004
Other assets:
Long-term investment securities	400,775	380,138	414,877
Goodwill	1,330,585	1,331,418	1,310,631
Other	628,267	552,572	524,011
Total other assets	2,359,627	2,264,128	2,249,519
Total assets	$13,334,965	$12,706,125	$10,127,496	$628,840	4.9%

Liabilities and Stockholders' Equity
Current liabilities:
Medical and other expenses payable	$2,954,146	$2,886,214	$2,488,261
Trade accounts payable and accrued expenses	2,084,463	1,977,465	1,626,658
Book overdraft	289,646	284,572	293,605
Securities lending payable	1,346,065	1,049,195	627,990
Unearned revenues	1,355,017	1,330,325	155,298
Total current liabilities	8,029,337	7,527,771	5,191,812	$501,566	6.7%
Long-term debt	1,189,570	1,329,334	1,269,100
Other long-term liabilities	740,560	689,493	612,698
Total liabilities	9,959,467	9,546,598	7,073,610	$412,869	4.3%
Commitments and contingencies
Stockholders' equity:
Preferred stock, $1 par; 10,000,000 shares authorized, none issued	-	-	-
Common stock, $0.16 2/3 par; 300,000,000 shares authorized;
185,002,041 issued at June 30, 2007	30,833	30,746	30,491
Capital in excess of par value	1,422,370	1,393,582	1,357,077
Retained earnings	2,197,185	1,980,339	1,909,098
Accumulated other comprehensive loss	(38,112)	(8,378)	(13,205)
Treasury stock, at cost, 16,439,317 shares at June 30, 2007	(236,778)	(236,762)	(229,575)
Total stockholders' equity	3,375,498	3,159,527	3,053,886	$215,971	6.8%
Total liabilities and stockholders' equity	$13,334,965	$12,706,125	$10,127,496	$628,840	4.9%

Debt-to-total capitalization ratio	26.1%	29.6%	29.4%

Humana Inc.
Consolidated Statements of Cash Flows
Dollars in thousands
	Three Months Ended June 30,
			Dollar	Percentage
	2007	2006	Change	Change
Cash flows from operating activities
Net income	$216,846	$89,489
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	54,264	36,596
Stock-based compensation	10,462	8,471
(Benefit) provision for deferred income taxes	(17,900)	2,479
Changes in operating assets and liabilities excluding
the effects of acquisitions:
Receivables	139,567	3,104
Other assets	(107,522)	(174,050)
Medical and other expenses payable	67,932	266,956
Other liabilities	75,771	57,967
Unearned revenues	24,692	244,661
Other	13,154	(818)
Net cash provided by operating activities	477,266	534,855	$(57,589)	-10.8%

Cash flows from investing activities
Acquisitions, net of cash acquired	(224)	(25,818)
Purchases of property and equipment	(43,973)	(36,712)
Proceeds from sales of property and equipment	2	18
Purchases of investment securities	(908,244)	(594,890)
Proceeds from maturities of investment securities	212,471	100,289
Proceeds from sales of investment securities	444,692	152,855
Change in securities lending collateral	(296,870)	9,473
Net cash used in investing activities	(592,146)	(394,785)	$(197,361)	-50.0%

Cash flows from financing activities
Receipts from CMS contract deposits	639,722	550,868
Withdrawals from CMS contract deposits	(708,277)	(462,981)
Borrowings under credit agreement	400,000	-
Repayments under credit agreement	(510,000)	(300,000)
Proceeds from issuance of senior notes	-	498,545
Debt issue costs	-	(3,825)
Change in book overdraft	5,074	(3,763)
Change in securities lending payable	296,870	(9,473)
Common stock repurchases	(16)	(4,832)
Tax benefit from stock-based compensation	5,426	5,252
Proceeds from stock option exercises and other	12,791	5,198
Net cash provided by financing activities	141,590	274,989	$(133,399)	-48.5%

Increase in cash and cash equivalents	26,710	415,059
Cash and cash equivalents at beginning of period	3,694,059	1,843,405

Cash and cash equivalents at end of period	$3,720,769	$2,258,464

Humana Inc.
Consolidated Statements of Cash Flows
Dollars in thousands
	Six Months Ended June 30,
			Dollar	Percentage
	2007	2006	Change	Change
Cash flows from operating activities
Net income	$288,087	$173,204
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	94,328	71,502
Stock-based compensation	20,264	15,051
Benefit for deferred income taxes	(24,011)	(1,226)
Changes in operating assets and liabilities excluding
the effects of acquisitions:
Receivables	(16,612)	(42,957)
Other assets	(126,467)	(359,300)
Medical and other expenses payable	465,885	526,763
Other liabilities	134,423	172,719
Unearned revenues	1,199,719	1,044,850
Other	16,131	(57,778)
Net cash provided by operating activities	2,051,747	1,542,828	$508,919	33.0%

Cash flows from investing activities
Acquisitions, net of cash acquired	(27,005)	(25,931)
Purchases of property and equipment	(114,717)	(81,973)
Proceeds from sales of property and equipment	4,072	2,156
Purchases of investment securities	(1,873,295)	(2,258,548)
Proceeds from maturities of investment securities	769,956	1,010,397
Proceeds from sales of investment securities	926,603	712,685
Change in securities lending collateral	(718,075)	(193,239)
Net cash used in investing activities	(1,032,461)	(834,453)	$(198,008)	-23.7%

Cash flows from financing activities
Receipts from CMS contract deposits	1,483,359	1,045,062
Withdrawals from CMS contract deposits	(1,223,982)	(736,425)
Borrowings under credit agreement	710,000	100,000
Repayments under credit agreement	(760,000)	(300,000)
Proceeds from issuance of senior notes	-	498,545
Debt issue costs	-	(3,825)
Change in book overdraft	(3,959)	(8,181)
Change in securities lending payable	718,075	193,239
Common stock repurchases	(7,203)	(4,937)
Tax benefit from stock-based compensation	14,554	13,656
Proceeds from stock option exercises and other	30,335	20,939
Net cash provided by financing activities	961,179	818,073	$143,106	17.5%

Increase in cash and cash equivalents	1,980,465	1,526,448
Cash and cash equivalents at beginning of period	1,740,304	732,016

Cash and cash equivalents at end of period	$3,720,769	$2,258,464

Humana Inc.
Key Income Statement Ratios and Segment Operating Results
Dollars in thousands

	Three Months Ended June 30,				Six Months Ended June 30,

				Percentage				Percentage
	2007	2006	Difference	Change	2007	2006	Difference	Change
Medical expense ratio
Government Segment	84.3%	86.0%	-1.7%		86.7%	85.8%	0.9%
Commercial Segment	80.7%	82.9%	-2.2%		80.1%	81.5%	-1.4%
Consolidated	83.4%	85.1%	-1.7%		85.1%	84.4%	0.7%

Selling, general, and administrative
expense ratio
Government Segment	10.0%	11.5%	-1.5%		10.4%	12.5%	-2.1%
Commercial Segment	21.8%	18.7%	3.1%		21.2%	19.5%	1.7%
Consolidated	13.0%	13.7%	-0.7%		13.2%	14.8%	-1.6%

Detail of Pretax Income
Government Segment	$288,790	$97,981	$190,809	194.7%	$306,655	$119,553	$187,102	156.5%
Commercial Segment	50,800	42,341	8,459	20.0%	145,156	151,977	(6,821)	-4.5%
Consolidated	$339,590	$140,322	$199,268	142.0%	$451,811	$271,530	$180,281	66.4%

Detail of Pretax Margins
Government Segment	6.0%	2.6%	3.4%		3.3%	1.8%	1.5%
Commercial Segment	3.1%	2.5%	0.6%		4.4%	4.5%	-0.1%
Consolidated	5.3%	2.6%	2.7%		3.6%	2.7%	0.9%

Humana Inc.
Membership Detail
In thousands
	Ending		Ending	Year-over-year Change		Ending	Sequential Change
	June 30, 2007	Average - 2Q07	June 30, 2006	Amount	Percent	March 31, 2007	Amount	Percent
Medical Membership:
Government Segment:
Medicare Advantage - HMO	452.4	454.2	457.0	(4.6)	-1.0%	462.1	(9.7)	-2.1%
Medicare Advantage - PPO	66.9	66.5	64.6	2.3	3.6%	64.6	2.3	3.6%
Medicare Advantage - PFFS	614.4	611.9	438.2	176.2	40.2%	586.7	27.7	4.7%
Total Medicare Advantage	1,133.7	1,132.6	959.8	173.9	18.1%	1,113.4	20.3	1.8%
Medicare - PDP - Standard	2,131.0	2,133.1	2,066.5	64.5	3.1%	2,146.2	(15.2)	-0.7%
Medicare - PDP - Enhanced	1,075.9	1,075.2	977.2	98.7	10.1%	1,084.0	(8.1)	-0.7%
Medicare - PDP - Complete	233.2	235.7	415.1	(181.9)	-43.8%	243.5	(10.3)	-4.2%
Total Medicare stand-alone PDPs	3,440.1	3,444.0	3,458.8	(18.7)	-0.5%	3,473.7	(33.6)	-1.0%
Total Medicare	4,573.8	4,576.6	4,418.6	155.2	3.5%	4,587.1	(13.3)	-0.3%
TRICARE insured	1,717.6	1,719.4	1,732.6	(15.0)	-0.9%	1,712.9	4.7	0.3%
TRICARE ASO	1,150.6	1,161.1	1,141.9	8.7	0.8%	1,165.5	(14.9)	-1.3%
Total TRICARE	2,868.2	2,880.5	2,874.5	(6.3)	-0.2%	2,878.4	(10.2)	-0.4%
Medicaid insured	384.9	384.0	418.5	(33.6)	-8.0%	384.0	0.9	0.2%
Medicaid ASO	182.7	181.7	-	182.7	100.0%	175.4	7.3	4.2%
Total Medicaid	567.6	565.7	418.5	149.1	35.6%	559.4	8.2	1.5%
Total Government Segment	8,009.6	8,022.8	7,711.6	298.0	3.9%	8,024.9	(15.3)	-0.2%
Commercial Segment:
Fully-insured medical:
Group	1,533.0	1,530.1	1,716.4	(183.4)	-10.7%	1,528.6	4.4	0.3%
Individual	205.0	200.3	170.0	35.0	20.6%	192.1	12.9	6.7%
Medicare supplement	8.3	7.8	6.7	1.6	23.9%	7.4	0.9	12.2%
Total fully-insured medical	1,746.3	1,738.2	1,893.1	(146.8)	-7.8%	1,728.1	18.2	1.1%
ASO	1,532.4	1,525.8	1,420.8	111.6	7.9%	1,529.4	3.0	0.2%
Total Commercial Segment	3,278.7	3,264.0	3,313.9	(35.2)	-1.1%	3,257.5	21.2	0.7%

Total medical membership	11,288.3	11,286.8	11,025.5	262.8	2.4%	11,282.4	5.9	0.1%

Specialty Membership (all Commercial Segment)
Dental – fully-insured	978.1	979.9	955.6	22.5	2.4%	980.5	(2.4)	-0.2%
Dental - ASO	499.9	497.8	496.5	3.4	0.7%	503.7	(3.8)	-0.8%
Total dental	1,478.0	1,477.7	1,452.1	25.9	1.8%	1,484.2	(6.2)	-0.4%
Group life	439.8	439.2	427.2	12.6	2.9%	437.9	1.9	0.4%
Short-term disability	12.2	12.5	15.6	(3.4)	-21.8%	13.1	(0.9)	-6.9%
Total specialty membership	1,930.0	1,929.4	1,894.9	35.1	1.9%	1,935.2	(5.2)	-0.3%

Humana Inc.
Premiums and Administrative Services Fees Detail
Dollars in thousands, except per member per month

					Per Member per Month (A)
	Three Months Ended June 30,				Three Months Ended June 30,
			Dollar	Percentage
	2007	2006	Change	Change	2007	2006
Premium revenues
Government Segment:
Medicare Advantage	$2,804,438	$2,109,406	$695,032	32.9%	$825	$792
Medicare stand-alone PDPs	1,051,259	801,755	249,504	31.1%	$102	$94
Total Medicare	3,855,697	2,911,161	944,536	32.4%
TRICARE insured (B)	725,040	657,627	67,413	10.3%	$141	$127
Medicaid insured	132,486	129,158	3,328	2.6%	$115	$102
Total Government Segment premiums	4,713,223	3,697,946	1,015,277	27.5%
Commercial Segment:
Fully-insured medical	1,402,082	1,464,646	(62,564)	-4.3%	$269	$259
Specialty	107,945	101,883	6,062	5.9%	$22	$21
Total Commercial Segment premiums	1,510,027	1,566,529	(56,502)	-3.6%
Total premium revenues	$6,223,250	$5,264,475	$958,775	18.2%

Administrative services fees
TRICARE ASO (B)	$15,535	$11,144	$4,391	39.4%	$4	$3
Medicaid ASO	2,136	-	2,136	100.0%	$4	-
Total Government Segment	17,671	11,144	6,527	58.6%
Commercial Segment	79,422	72,567	6,855	9.4%	$13	$13
Total administrative services fees	$97,093	$83,711	$13,382	16.0%

Humana Inc.
Premiums and Administrative Services Fees Detail
Dollars in thousands, except per member per month

					Per Member per Month (A)
	Six Months Ended June 30,				Six Months Ended June 30,
			Dollar	Percentage
	2007	2006	Change	Change	2007	2006
Premium revenues
Government Segment:
Medicare Advantage	$5,547,149	$3,830,249	$1,716,900	44.8%	$828	$808
Medicare stand-alone PDPs	1,957,685	1,316,912	640,773	48.7%	$94	$96
Total Medicare	7,504,834	5,147,161	2,357,673	45.8%
TRICARE insured (B)	1,452,255	1,258,381	193,874	15.4%	$141	$121
Medicaid insured	261,811	258,625	3,186	1.2%	$113	$101
Total Government Segment premiums	9,218,900	6,664,167	2,554,733	38.3%
Commercial Segment:
Fully-insured medical	2,792,887	2,918,578	(125,691)	-4.3%	$269	$259
Specialty	216,026	203,216	12,810	6.3%	$22	$21
Total Commercial Segment premiums	3,008,913	3,121,794	(112,881)	-3.6%
Total premium revenues	$12,227,813	$9,785,961	$2,441,852	25.0%

Administrative services fees
TRICARE ASO (B)	$29,829	$22,335	$7,494	33.6%	$4	$3
Medicaid ASO	4,232	-	4,232	100.0%	$4	-
Total Government Segment	34,061	22,335	11,726	52.5%
Commercial Segment	158,896	140,054	18,842	13.5%	$13	$12
Total administrative services fees	$192,957	$162,389	$30,568	18.8%

Humana Inc.
Percentage of Ending Membership under Capitation Arrangements

	Government Segment					Commercial Segment
June 30, 2007	Medicare Advantage	Medicare stand-alone PDPs	TRICARE	Medicaid	Total Govt. Segment	Fully-insured	ASO	Total Comm. Segment	Total Medical Membership

Capitated HMO hospital system based (C)	2.5%	-	-	-	0.3%	1.4%	-	0.8%	0.5%
Capitated HMO physician group based (C)	2.0%	-	-	26.0%	2.1%	1.5%	-	0.8%	1.8%
Risk-sharing (D)	24.3%	-	-	41.4%	6.4%	1.5%	-	0.8%	4.8%
All other membership	71.2%	100.0%	100.0%	32.6%	91.2%	95.6%	100.0%	97.6%	92.9%
Total medical membership	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

June 30, 2006

Capitated HMO hospital system based (C)	3.4%	-	-	-	0.4%	1.8%	-	1.1%	0.6%
Capitated HMO physician group based (C)	2.5%	-	-	34.7%	2.2%	1.7%	-	1.0%	1.8%
Risk-sharing (D)	27.9%	-	-	64.6%	7.0%	2.3%	-	1.3%	5.3%
All other membership	66.2%	100.0%	100.0%	0.7%	90.4%	94.2%	100.0%	96.6%	92.3%
Total medical membership	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Humana Inc.
Detail of Medical and Other Expenses Payable Balance and Year-to-Date Changes
Dollars in thousands

	June 30,	March 31,	December 31,
	2007	2007	2006
Detail of medical and other expenses payable
IBNR and other medical expenses payable (E)	$2,028,722	$1,869,209	$1,686,051
TRICARE IBNR (F)	308,112	361,786	318,583
TRICARE other medical expenses payable (G)	100,975	97,994	94,699
Unprocessed claim inventories (H)	211,300	222,300	218,400
Processed claim inventories (I)	142,171	135,241	115,424
Payable to pharmacy benefit administrator (J)	162,866	199,684	55,104
Total medical and other expenses payable	$2,954,146	$2,886,214	$2,488,261

	Six Months Ended	Three Months Ended	Year Ended
	June 30, 2007	March 31, 2007	December 31, 2006
Year-to-date changes in medical and other
expenses payable

Balances at January 1	$2,488,261	$2,488,261	$1,909,682

Acquisitions	-	-	21,198

Incurred related to:
Current year (K)	10,574,111	5,370,722	17,696,654
Prior years - non-TRICARE (K)	(156,032)	(148,777)	(178,998)
Prior years - TRICARE (L)	(13,661)	(7,945)	(96,452)
Total incurred	10,404,418	5,214,000	17,421,204

Paid related to:
Current year	(8,275,133)	(3,800,981)	(15,532,079)
Prior years	(1,663,400)	(1,015,066)	(1,331,744)
Total paid	(9,938,533)	(4,816,047)	(16,863,823)

Balances at end of period	$2,954,146	$2,886,214	$2,488,261

Humana Inc.
Medical Claims Reserves Statistics

Receipt Cycle Time (M)
	2007	2006	Change	Percentage Change
1st Quarter Average	15.6	16.1	(0.5)	-3.1%
2nd Quarter Average	15.6	15.8	(0.2)	-1.3%
3rd Quarter Average	-	16.0	N/A	N/A
4th Quarter Average	-	15.8	N/A	N/A
Full Year Average	15.6	15.9	(0.3)	-1.9%

Unprocessed Claims Inventories

Date	Estimated Valuation (000's)	Claim Item Counts	Number of Days on Hand
6/30/2005	$119,500	443,600	4.0
9/30/2005	$136,700	512,800	4.7
12/31/2005	$148,200	498,400	4.6
3/31/2006	$185,300	683,900	5.6
6/30/2006	$193,700	702,000	4.8
9/30/2006	$187,900	623,900	5.4
12/31/2006	$218,400	757,700	6.1
3/31/2007	$222,300	747,200	5.5
6/30/2007	$211,300	751,600	4.9

Humana Inc.
Medical Claims Reserves Statistics (Continued)

Days in Claims Payable (N)
Quarter Ended	Days in Claim Payable (DCP)	Annual Change	Percentage Change	DCP Excluding Capitation	Annual Change	Percentage Change
6/30/2005	52.8	5.4	11.4%	58.6	4.5	8.3%
9/30/2005	54.0	2.2	4.2%	60.8	1.7	2.9%
12/31/2005	60.3	10.8	21.8%	66.6	11.8	21.5%
3/31/2006	59.1	8.6	17.0%	65.5	9.4	16.8%
6/30/2006	59.5	6.7	12.7%	65.5	6.9	11.8%
9/30/2006	61.2	7.2	13.3%	67.1	6.3	10.4%
12/31/2006	60.2	(0.1)	-0.2%	66.5	(0.1)	-0.2%
3/31/2007	62.0	2.9	4.9%	67.8	2.3	3.5%
6/30/2007	62.4	2.9	4.9%	69.7	4.2	6.4%

Year-to-Date Change in Days in Claims Payable (O) (P)
	2007	2006
DCP - 4th quarter of prior year	60.2	60.3
Components of year-to-date change in DCP:
Change in claims receipt cycle time	(0.8)	(1.6)
Change in unprocessed claims inventories	(0.2)	1.7
Change in processed claims inventories	0.6	0.8
Change in TRICARE reserve balances	(0.1)	(2.1)
Change in pharmacy payment cutoff	-	(1.3)
Change in provider payables under risk arrangements	2.5	1.9
All other	0.2	0.5
DCP - current quarter	62.4	60.2

Humana Inc.
Footnotes to Statistical Schedules and Supplementary Information
2Q07 Earnings Release

Footnote
(A)	Computed based on average membership for the period (i.e., monthly ending membership during the period divided by the number of months in the period).
(B)	TRICARE revenues are not contracted on a per-member basis.
(C)
In a limited number of circumstances, the company contracts with hospitals and physicians to accept financial risk for a defined set of HMO membership.  In transferring this risk, the company prepays these providers a monthly fixed-fee per member to coordinate substantially all of the medical care for their capitated HMO membership, including some health benefit administrative functions and claims processing.  For these capitated HMO arrangements, the company generally agrees to reimbursement rates that target a medical expense ratio.  Providers participating in hospital-based capitated HMO arrangements generally receive a monthly payment for all of the services within their system for their HMO membership.  Providers participating in physician-based capitated HMO arrangements generally have subcontracted specialist physicians and are responsible for reimbursing such physicians and hospitals for services rendered to their HMO membership.

(D)
In some circumstances, the company contracts with physicians under risk-sharing arrangements whereby physicians have assumed some level of risk for all or a portion of the medical costs of their HMO membership.  Although these arrangements do include capitation payments for services rendered, the company processes substantially all of the claims under these arrangements.

(E)
IBNR represents an estimate of medical expenses payable for claims incurred but not reported (IBNR) at the balance sheet date.  The level of IBNR is primarily impacted by membership levels, medical claim trends and the receipt cycle time, which represents the length of time between when a claim is initially incurred and when the claim form is received (i.e. a shorter time span results in lower reserves for claims IBNR).  Other medical expenses payable includes amounts payable to providers under capitation arrangements.

(F)	TRICARE IBNR primarily fluctuates due to medical expense inflation and changes in the utilization of benefits.
(G)
TRICARE other medical expenses payable may include liabilities to subcontractors and/or risk share payables to the Department of Defense.  The level of these balances may fluctuate from period to period due to the timing of payment (cutoff) and whether or not the balances are payables or receivables (receivables from the Department of Defense are classified as receivables in the company's balance sheet).

(H)
Unprocessed claim inventories represent the estimated valuation of claims received but not yet fully processed.  TRICARE claim inventories are not included in this amount as an independent third party administrator processes all TRICARE medical claims on the company's behalf.  Reserves for TRICARE unprocessed claims inventory are included in TRICARE IBNR.

(I)
Processed claim inventories represent the estimated valuation of processed claims that are in the post-claim-adjudication process, which consists of administrative functions such as audit and check batching and handling.

(J)
The balance due to the company's pharmacy benefit administrator fluctuates as a result of the number of business days in the last payment cycle of the month. Payment cycles are every 10 days (10th & 20th of month) and the last day of the month.

(K)
Amounts incurred related to prior years vary from previously estimated liabilities as the claims ultimately are settled. Negative amounts reported for incurred related to prior years result from claims being ultimately settled for amounts less than originally estimated (favorable development). There were no changes in the approach used to determine our estimate of claim reserves during the quarter.

(L)
Changes in estimates of TRICARE incurred claims for prior years result primarily from claim costs and utilization levels developing favorably from the levels originally estimated for the second half of the prior year.  As a result of substantial risk-sharing provisions with the Department of Defense and with subcontractors, any resulting impact on operations from the change in estimates of incurred related to prior years is substantially reduced, whether positive or negative.

(M)
The receipt cycle time measures the average length of time between when a claim was initially incurred and when the claim form was received. Receipt cycle time data for our largest claim processing platforms represents 70% to 75% of the company's fully-insured claims volume. Pharmacy claims are excluded from this measurement.

(N)
A common metric for monitoring medical claim reserve levels relative to the medical claims expense is days in claims payable, or DCP, which represents the medical claim liabilities at the end of the period divided by average medical expenses per day in the quarterly period.  Since the company has some providers under capitation payment arrangements (which do not require a medical claim IBNR reserve), the company has also summarized this metric excluding capitation expense. In addition, this calculation excludes the impact of the company's stand-alone PDP business.

(O)	Excludes the impact of Medicare stand-alone PDPs.
(P)
DCP fluctuates due to a number of issues, the more significant of which are detailed in the rollforward of DCP from the fourth quarter of the prior year.  Growth in certain product lines can also impact DCP for the quarter since a provision for claims would not have been recorded for members that had not yet enrolled earlier in the quarter, yet those members would have a provision and corresponding reserve recorded upon enrollment later in the quarter.